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                                                                   EXHIBIT 99(F)


                                    AMENDMENT

        AMENDMENT, made as of this 31 day of July, 1997, by and among American HealthChoice, Inc., a New York corporation (the "Company"), Wingate Financial Associates, L.L.C., a Delaware limited liability company (the "Investor"), Dr. J.W. Stucki, Dr. J. Jones, Dr. J. Nelson, Dr. and Mrs. Hanks, Dr. Charles Webb, and Dr. Tracy Bryant (collectively, the "Selling Shareholders") and Tenzer Greenblatt L.L.P. ("Escrow Agent").

                              W I T N E S S E T H :

        WHEREAS, the Company, and Investor are parties to an agreement dated March 19, 1997 ("Investor Agreement"); and

        WHEREAS, the parties now wish to amend the Investor Agreement as hereinafter provided.

        NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, including, without limitation the agreement by the Investor that the Selling Shareholders may dispose of a greater amount of shares of common stock at the date hereof than originally provided for in the Investor Agreement, the parties agree as follows:

        1.     References.

               Unless otherwise indicated to the contrary herein, all capitalized terms contained herein shall have the same meaning as ascribed to such terms in the Investor Agreement.

        2.     Release of Option Shares.

               Notwithstanding anything to the contrary contained in sections
(a), (b) and (c) of Paragraph "Founder Options" in the Investor Agreement, the Selling Shareholders and the Investor hereby agree to release from the Investor Agreement eight hundred thousand (800,000) shares of the Common Stock of the Company (the "Released Stock"), subject to the following terms and conditions:

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               (a) The Released Stock, shall be held in an escrow account (the
"Escrow Account") established and maintained by Tenzer Greenblatt LLC as Escrow Agent pursuant to an escrow agreement of even date herewith (the "Escrow Agreement"), which Escrow Account shall be for the benefit of each of the Selling Shareholders and the Investor as hereinafter set forth, and shall not, except as hereinafter provided, be sold or disposed of by the Escrow Agent.

               (b) So long as the Released Stock is maintained in the Escrow Account, the Selling Shareholders shall not subject such Released Stock to any pledge, lien, restriction or encumbrance.

               (c) In the event that the Company institutes any stock split, dividend, reclassification, readjustment, consolidation, merger, or like event with respect to its common stock, which create any new or substitute and/or additional securities with respect to the Released Stock, such securities shall be immediately remitted to the Escrow Agent to be held by it pursuant to the Released Stock Escrow Agreement.

               (d) The interests of the Selling Shareholders and the Investor in the Escrow Account (the "Escrow Parties") shall not be transferable or assignable other than (i) to executors, administrators, legatees, heirs, successors, or assigns of the Escrow Parties or (ii) in a transaction involving no change in beneficial ownership. Any transfer pursuant to clause (ii) above shall be upon prior written notice from any Escrow Party, to the Escrow Agent and the non-transferring Escrow Parties.

        3.     Sale of the Released Stock.

               (a) Subject to the provisions of the Escrow Agreement and to the rights of the Investor provided for herein, the Selling Shareholders may, directly or indirectly, sell, offer for

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sale, transfer, assign, hypothecate, pledge or otherwise dispose of, the
Released Stock, in whole or part, consistent with the applicable Federal and state securities laws; provided, however, that the Selling Shareholders covenant and agree not to sell or dispose, without the consent of the Investor, of any Released Stock other than through Walsh, Manning Securities, Inc., or other broker-dealer designated by the Investor.

               (b) Any funds realized bu a sale or disposition of Released Stock by any Selling Shareholders shall be deposited in the escrow fund created hereunder by the Selling Shareholders or by the broker, for distribution in accordance with Paragraph 4 hereof.

               (c) All Released Stock shall be sold within 5 business days of delivery to the Escrow Agent.

        4.     Proceeds of the Sale of Released Stock.

               Upon the sale or disposition by, or on behalf of, the Selling Shareholders of any of the Released Stock pursuant to Paragraph 3 hereof, the Escrow Agent shall, within three (3) business days of payment of the purchase price for such Released Stock, distribute the net funds realized by such sale or disposition to the appropriate selling Shareholders and the Investor, as follows:

               (a) The Selling Shareholders shall receive the sum of $2.125 per share for Released Stock sold; and

               (b) The Investor shall receive the balance, of the funds realized by the sale of the Released Stock.

        5.     Loan to Company by Selling Shareholders.

               Simultaneously with the receipt of proceeds by the Selling Shareholders from the sale of the Released Stock, the selling Shareholders shall loan the Company an aggregate of

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$750,000 pursuant to a Promissory Note which shall provide that such loan shall mature 30 days after the date it is made and shall be interest free until maturity.

        6.     Participation in 1997 Executive Stock Bonus Plan

               Each Selling Shareholder shall have the right, but not the obligation, to participate in the 1997 Executive Stock Bonus Plan of the Company (the "Plan") and to purchase his pro rate share of the 260,870 shares of Common Stock of the Company available under the Plan (the "Plan Shares") at a purchase price of $2.87499 per share. The pro rata share of a Selling Shareholder shall be determined by multiplying the 260,870 Plan Shares by a fraction, the numerator of which shall be the number of shares of Released Stock held by a Selling Shareholder and the denominator of which shall be the total number of shares of Released Stock held by all Selling shareholders (the "Pro Rata Share"). A Selling Shareholder may, at his sole option, elect to pay the purchase price of his Plan shares by delivering to the Company the Promissory Note of the Company held by such Selling Shareholder at the maturity thereof. If a Selling Shareholder makes the payment election set forth in the foregoing sentence, he must surrender the full Promissory Note of the Company held by such Selling Shareholder at the maturity thereof. If a Selling Shareholder makes the payment election set forth in the foregoing sentence, he must surrender the full Promissory Note as payment for his entire Pro Rata Sarre. The Plan Shares shall have appropriate restrictive legends. However, if it is legally possible to include Plan Shares in an S-8 Registration Statement, the Company shall prepare and file such Registration Statement for all Plan Shares. Each Selling Shareholder will then have the right, commencing 31 days after the date of purchase of the Plan Shares ("Purchase Date"), to sell his respective Pro Rata Share of that number of Plan Shares which will result in aggregate proceeds of $1,000,000. It is currently estimated that approximately 173,913 Plan Shares will be sold pursuant to the foregoing

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provision. The balance of Plan Shares, approximately 86,956, will be "locked up"
by the Selling Shareholders as follows: 43,478 will be locked up for a period of 60 days from the Purchase Date and the balance of approximately 43,478 will be locked up for twelve months from the Purchase Date. The certificates representing such shares shall be deposited with the Secretary of the Company until the end of the twelve month lock up period. After the expiration of the twelve month lockup, the Plan Shares which have not been sold in the manner provided above shall be delivered to the owners thereof, free of all contractual restrictions on the sale thereof.

        7.     Governing Law.

               This Agreement shall be governed by, and construed in accordance with, the law of the State of the New York without regard to its choice of law principles.

               (a) Notice. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given if delivered personally, by overnight courier or by express, registered or certified mail (postage prepaid, return receipt requested) or by facsimile transmittal, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice, except that notices of changes of address shall be effective upon receipt):

        If to the Company or          American HealthChoice, Inc.
        the Selling Shareholders:     1300 West Walnut Hill Lane, Suite 275
                                      Irving, Texas 75038
                                      Attn: Dr. J.W. Stucki
                                      Fax: 972-751-1901

        If to Investor:               Wingate Financial Associates L.L.C.
                                      7450 Shames Drive
                                      Westbury, New York 11590

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        If to the Escrow Agent:       Tenzer Greenblatt LLP
                                      405 Lexington Avenue
                                      New York, New York 10174
                                      Attn: Gary A Schonwald, Esq.
                                      Fax: 212-885-5001

All such notices and communications shall, when telefaxed, be effective when telefaxed or if sent by nationally recognized overnight courier service, be effective one (1) business day after the same has been delivered to such courier service marked for overnight delivery, or, if mailed, be effective three (3) days after being mailed by registered or certified mail, return receipt requested, postage prepaid.

        8. Miscellaneous. This Agreement (i) may only be modified by a written instrument executed by the party to be charged with such modification; (ii) sets for the entire agreement of the parties hereto with respect to the subject matter hereof; and (iii) shall inure to the benefit of, and be binding upon, the parties hereto and their respective heirs, legal representatives, successors and assigns.

        9. Continued Effect of Investor Agreement. Except as amended and modified by this Agreement, the Investor Agreement (including without limitation the put contained in subparagraphs (c) (as to 100,000 shares), (d), (e) and (f) of Paragraph "Founder Options" of the Agreement, all remain in full force and effect, without any modification.

        10. Counterparts. This Amendment may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement, and shall become effective when one or more counterparts has been signed and the original signature page, or facsimile thereof, has been delivered to each of the other parties hereto.

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        IN WITNESS WHEREOF, the parties hereto have signed this Amendment the day and year first above written.

                                       AMERICAN HEALTHCHOICE, INC.



                                       By: /s/ J.W. Stucki
                                           -------------------------------------
                                               J.W. Stucki

                                       WINGATE FINANCIAL ASSOCIATES, L.L.C.



                                       By: /s/ Mandell Sherman
                                           -------------------------------------

                                               Selling Shareholders:


                                               /s/ J.W. Stucki
                                               ---------------------------------
                                               Dr. J.W. Stucki


                                               /s/ J. Jones
                                               ---------------------------------
                                               Dr. J. Jones


                                               /s/ J. Nelson
                                               ---------------------------------
                                               Dr. J. Nelson


                                               /s/ Dr. and Mrs. Hanks
                                               ---------------------------------
                                               Dr. and Mrs. Hanks


                                               /s/ Charles Webb
                                               ---------------------------------
                                               Dr. Charles Webb


                                               /s/ Tracy Bryant
                                               ---------------------------------
                                               Dr. Tracy Bryant




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                                               ESCROW AGENT

                                               Tenzer Greenblatt LLP


                                               By: /s/ Gary Schonwald
                                                   -----------------------------
                                                   Gary Schonwald, Partner





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